Exhibit 10.8

UNSECURED CREDIT FACILITY AGREEMENT

This Unsecured Credit Facility Agreement (hereinafter the “Agreement”) is made and entered into as of the 30 of October, 2022 (the “Effective Date”), by and between ParaZero Technologies Ltd. (the “Company”) and Medigus Ltd. (the “Lender”) (each of them separately also referred to as the “Party” and collectively – the “Parties”).

WHEREAS	The Company desires to borrow from time to time amounts under a Credit Facility (as defined herein) from the Lender for the purposes of financing the Company’s ongoing activities and the payment of certain expenses in connection with the contemplated initial public offering of the Company’s shares on Nasdaq (“IPO”), and the Lender is willing to lend such amounts to the Company, all pursuant to the terms and conditions contained herein, as per the date of this Agreement.

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.	Credit Facility.

1.1	Commencing as of the date hereof and until the closing date of the IPO, and subject to the terms and conditions of this Agreement, the Lender has made (or shall make) available to the Company a credit facility with an aggregate amount of up to $625,000 (six hundred and twenty five thousand US dollars) (the “Credit Facility”), which Credit Facility shall be advanced by the Lender to the Company in several drawdowns in accordance with the terms herein. At the same time, and without derogating from the provisions of Section 1.2 below, the loan of $250,000 (the “Loan Amount”) that was provided by the Lender to the Company under the Loan Agreement by and between the Company and the Lender dated on August 4, 2022 (“Loan Agreement”), plus the accrued interest thereon, shall be deemed to have been repaid by the Company in accordance with the terms of the Loan Agreement.

1.2	The Company may request to draw on the Credit Facility by providing the Lender with a written request (“Drawdown Request”) at least three (3) days prior to the date of a drawdown or as otherwise agreed between the Parties. On the Effective Date, in addition to the provisions of the second sentence to Section 1.1 above, and without a need to provide the Drawdown Request, the Lender shall disburse to the Company an amount equal to $125,000 out of the Credit Facility minus the accrued interest of the Loan Amount, calculated as provided for in the Loan Agreement (the “Initial Advance”).

1.3	Except for the Initial Advance, a single Drawdown Request by the Company shall not exceed $125,000, and the Company may not submit a Drawdown Request more than once every calendar month.

1.4	The total amount of all sums that may be drawn under the Credit Facility and from time to time outstanding (including accrued interest, if any) hereunder shall hereinafter be referred to as the “Outstanding Credit”.

1.5	Lender’s failure to advance the funds requested in a Drawdown Request on the requested date therein, which Drawdown Request was submitted to Lender in accordance with the terms and conditions hereof, shall be deemed a material breach of this Agreement by Lender, and if not cured within fourteen (14) business days thereafter, the Company shall have the right to terminate the Agreement without prejudice to any other remedy or relief it may have under the agreement or applicable law.

2.	Interest. The Credit Facility shall not bear interest.

3.	Repayment of the Credit Facility.

3.1	The Outstanding Credit, together with interest accrued and unpaid shall be due and payable on the earlier of (i) the Maturity Date (as such term is defined below), or the Extended Maturity Date, if applicable, (iii) the closing of the IPO, or (ii) in accordance with the provisions of Section 8 hereof.

3.2	In the event that the Outstanding Credit is repaid in connection with the closing of the IPO, then the Lender shall be entitled to a one time payment of additional $40,000.

4.	Term of the Agreement. The Credit Facility (subject to the terms set forth herein) shall remain in force until the first anniversary of the Effective Date (the “Maturity Date”), provided, however, that the Company may extend such time by up to six months (such date, if and as extended, the “Extended Maturity Date”).

5.	Use of the Credit Facility. The Company undertakes that the Credit Facility shall be used for general operational purposes of the Company, including payment of rent, salaries and other operational expenses, as well as for the purpose of paying expenses in connection with the IPO.

6.	Assignment. No Party shall assign or transfer any of its rights and obligations under this Agreement without the prior written consent of the other Party.

7.	Representations and Warranties.

7.1	The Company hereby represents and warrants to the Lender as of the Effective Date as follows: (i) the Company is duly organized and validly existing under the laws of the State of Israel and has all requisite legal and corporate power and authority to enter into this Agreement and to carry out and perform all of its obligations under the terms of this Agreement; (ii) all corporate action on the part of the Company necessary for the authorization, execution, delivery and performance of this Agreement by the Company in accordance with its terms and the performance of the Company’s obligations hereunder has been taken or obtained; (iii) the execution, delivery and performance by the Company of this Agreement does not conflict with or result in any breach of any provision of or require any consent or approval pursuant to the Company’s Articles of Association or pursuant to any law, regulation, order, judgment, writ, injunction, license, permit, agreement or instrument applicable to the Company or to which the Company is a party, (iv) this Agreement constitutes, upon execution and delivery by the Company, a valid and legally binding obligation on its part, enforceable against it in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, (v) other than Loan Agreement and the Company’s undertakings and obligations to the Israeli Innovation Authority (the “IIA”) in connection with certain grants received therefrom, the Company does not have any debt, secured or otherwise, that is superior or senior to the debt owed to the Lender pursuant to the terms of this Agreement, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (vi) there are no actions or proceedings pending or threatened in writing by any party against the Company.

7.2	Lender hereby acknowledges and represents that it is fully aware of the Company’s current financial situation and that the Company does not currently have and might not have in the future sufficient funds to repay the Credit Facility.

8.	Default. The Outstanding Credit, at the option of the Lender, immediately become due and payable, and the availability of the Credit Facility shall immediately terminate, upon the occurrence of any of the following (each, an “Event of Default” and collectively, “Events of Default”):

8.1	The Failure of the Company to repay the Outstanding Credit when it becomes due and payable according to the terms hereof and following a 30-day cure period thereafter.

8.2	The appointment of a receiver or trustee to take possession of all or substantially all of the property or assets of the Company provided a petition for the cancellation or annulment of such appointment is not filed within 30 days of its initiation.

8.3	The commencement of bankruptcy, liquidation or dissolution proceedings of the Company provided a petition for the cancellation or annulment of such proceedings is not filed within 30 days of its initiation.

8.4	A petition of voluntary liquidation is filed by the Company.

8.5	The execution by the Company of a general assignment for the benefit of creditors; or

8.6	There occurs a Change of Control. For the purposes of this Agreement, “Change of Control” shall mean any of the following events (whether in one or in a series of related transactions): merger, consolidation, or reorganization of the Company with or into, or the sale of all or substantially all the assets of the Company, or the sale of securities of the Company (whether by the Company or by shareholders of the Company) representing a majority of the voting power in the Company (except, for the avoidance of doubt, (i) if the Company’s shareholders as of immediately prior to such transaction continue to hold 50% or more of the voting rights in the Company or (ii) in the context of, or in connection with, an IPO), or the exclusive license of all or substantially all of the Company’s Intellectual Property, to, any other entity or person, other than a wholly-owned subsidiary of the Company. For the avoidance of doubt, an IPO shall not be deemed an event of Change of Control.

9.	[Reserved]

10.	Additional Covenants. The Company shall enter into a consulting agreement (the “Consulting Agreement”) for a term of three (3) years (the “Consulting Term”) with the Lender, substantially in the form attached hereto as Exhibit A.

11.	Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the Company and the Lender with respect to the subject matter hereof and supersedes any other arrangement, understanding or agreement, verbal or otherwise. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the parties hereto. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.

12.	Tax Matters. Each party shall bear its own taxes in connection with this Agreement (if any apply) and the Company shall not be liable to pay any gross-up amounts in respect of any payment it is required to make hereunder. Taxes shall be paid and withheld according to applicable law.

13.	Governing Law. This Agreement shall be governed by the laws of the State of Israel (excluding its conflict of law principles) and the competent courts of Tel-Aviv shall have exclusive jurisdiction over any disputes arising hereunder.

14.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

[Signature Page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on and as of the date hereof. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which shall be deemed a single agreement.

ParaZero Technologies Ltd.		Medigus Ltd.

By:	Boaz Shetzer	By:
Title:	CEO	Title:

By:	Roy Borochov, Chairman